The information in this prospectus supplement and the accompanying prospectus is not complete and may change. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
File No. 333-155443

SUBJECT TO COMPLETION, DATED DECEMBER 8, 2008

PROSPECTUS SUPPLEMENT

(To prospectus dated November 18, 2008)

2,500,000 Shares

Common Stock

We are offering 2,500,000 shares of our common stock.

Our common stock is listed on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “IBKC.” On December 5, 2008, the last reported sale price of our common stock as reported on NASDAQ was $50.82 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-8 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional 375,000 shares in the aggregate from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement, to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits, or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The shares will be ready for delivery on or about December     , 2008.

Stifel Nicolaus	SunTrust Robinson Humphrey
Sole Bookrunner	Co-lead Manager

Sterne Agee

Co-Manager

The date of this prospectus supplement is                     , 2008.

Prospectus Supplement

Prospectus Supplement Summary	S-1
Selected Historical Financial Data	S-6
Risk Factors	S-8
Special Note Regarding Forward-Looking Statements	S-17
Use of Proceeds	S-17
Capitalization	S-18
Price Range of Common Stock and Dividends Declared	S-19
Underwriting	S-20
Where You Can Find Additional Information	S-24
Available Information	S-25
Legal Matters	S-25
Experts	S-25

Prospectus
About This Prospectus	1
Risk Factors	1
Where You Can Find Additional Information	1
Incorporation of Certain Information by Reference	3
Special Note Regarding Forward-Looking Statements	4
Our Company	5
Use of Proceeds	6
TARP Capital Purchase Program	6
Ratio of Earnings to Fixed Charges	7
Description of IBERIABANK Corporation Capital Stock	8
Rights of IBERIABANK Corporation Shareholders	9
Description of Other Securities We May Offer	14
Plan of Distribution	18
Legal Matters	19
Experts	19

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement. Because this is a summary, it may not contain all the information that may be important to you. Therefore, you should also read the more detailed information set forth in this prospectus supplement, our financial statements and documents incorporated by reference into this prospectus supplement and the accompanying prospectus, before making a decision to invest in our common stock. See “Where You Can Find Additional Information.” Unless we indicate otherwise, the words “we,” “our,” “us” and “Company” refer to IBERIABANK Corporation and its wholly owned subsidiaries. Unless otherwise indicated, information presented herein is as of             , 2008.

IBERIABANK Corporation

Company Overview. IBERIABANK Corporation, a Louisiana corporation, is a multi-bank financial holding company. We are the second largest financial holding company headquartered in Louisiana. We are the holding company for IBERIABANK, a Louisiana banking corporation headquartered in Lafayette, Louisiana, Pulaski Bank and Trust Company, a federal savings bank headquartered in Little Rock, Arkansas, and Lenders Title Company, an Arkansas-chartered title insurance and closing services agency headquartered in Little Rock, Arkansas. We currently operate 152 offices, including 87 bank branch offices in Louisiana, Arkansas, and Tennessee, 29 title insurance offices in Arkansas and Louisiana, and mortgage representative offices in 36 locations in eight states. At September 30, 2008, we had total assets of $5.4 billion, total deposits of $3.9 billion, and total shareholders’ equity of $518.5 million.

We offer traditional commercial bank products and services to our clients. These products and services include a full array of commercial, consumer, mortgage, and private banking products and services, cash management, deposit and annuity products and investment brokerage services.

Strategic Focus. We operate principally in markets that are considered metropolitan in nature where we believe our unique business model provides us a competitive advantage over larger competitors. We believe we are able to attract clients who recognize the importance of developing a strong banking relationship and value our organization’s focus. We emphasize understanding the needs of our clients, operating in a decentralized manner, and providing consistency and speed in our decision-making. In many respects, we are able to tailor our services to local needs as we operate very close to our clients. Through this business model, we have sought to remain agile, with comprehensive capabilities and local market knowledge. This approach has enabled us to compete effectively against both larger, less versatile competitors and smaller community financial institutions.

We have made significant improvements in our franchise over the past nine years. These improvements include greater geographic and client diversification, enhancements in revenues and earnings, and solid investments in personnel and infrastructure. Our expanded geographic dispersion throughout our eight-state footprint provides significantly greater loan, deposit, and revenue diversification and growth opportunities. Over the last nine years, we have assertively implemented risk diversification and reduction strategies that have lowered our risk posture. The benefits of this diversification effort have been evident in areas such as reduced credit risk, improved interest rate risk positioning, and reduced operating risk. Solid revenue and earnings growth during this period resulted in a significant improvement in fully diluted earnings per share, or EPS. We operate with a focus on high quality, continuous improvement and investments for future growth. We have a stated belief that continuous enhancements in sustainable EPS ultimately leads to value creation for our shareholders through an improved stock price and higher dividend payments. We believe the interests of our executive management team and board of directors are fully aligned with the interests of our shareholders.

Growth Opportunities. Since we completed our initial public offering in 1995, approximately 50% of our asset growth was obtained through organic, or internal, growth and the remainder has been through acquisitions, or external growth. Our acquisition efforts have historically focused on selected markets and have been targeted to fill out the franchise in selected markets that we consider to be contiguous to, or natural extensions of, our current markets. While we have historically explored many acquisition opportunities both inside and outside of our current footprint, our selective nature, financial approach to acquisitions, and strategic focus have narrowed the scope of opportunities that we considered worthy of active pursuit.

Since 2000, we have completed acquisitions of six financial institutions:

Acquisition	Headquarters	Date Acquisition Completed	At Acquisition
			Assets (1)	Deposits
			(Dollars in thousands)
Acadiana Bancshares, Inc.	Lafayette, LA	February 28, 2003	$336,544	$209,972
Alliance Bank of Baton Rouge	Baton Rouge, LA	February 29, 2004	78,127	61,772
American Horizons Bancorp, Inc.	Monroe, LA	January 31, 2005	276,943	192,653
Pocahontas Bancorp, Inc.	Jonesboro, AR	February 1, 2007	749,230	582,435
Pulaski Investment Corporation	Little Rock, AR	January 31, 2007	580,525	422,621
ANB Financial, N.A. (2)	Bentonville, AR	May 9, 2008	241,098	189,415

(1)	Includes intangible assets generated from the acquisitions including goodwill and core deposit intangibles.

(2)	An FDIC-assisted transaction. Loans assumed totaled $2.4 million.

Given our limited exposure to lending areas such as subprime loans or construction and land development loans and our experience in recent Federal Deposit Insurance Corporation-related transactions, we believe we occupy a relatively favorable position compared to many other financial institutions. As a result, we anticipate additional opportunities to acquire failed or problem financial institutions.

In addition to strategic acquisitions, our approach to business continues to attract banking personnel to us. Our recruiting efforts accelerated dramatically in the aftermath of the hurricanes in the fall of 2005. In addition to recruiting talent immediately after the storms, we were successful in recruiting individuals and teams in Baton Rouge, New Orleans, and Memphis. Attracting and recruiting talented professionals have been significant drivers of growth for our business, and we expect to continue this effort in the future.

Financial Summary Table. The following table shows our financial performance and asset quality over the past five years in several key financial measures:

	At and for the Nine Months Ended September 30,		At and for the Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share data)
	(unaudited)		(audited)
Net income	$31,636	$31,243	$41,310	$35,695	$22,000	$27,339	$23,552
Earnings per share—diluted(1)	2.47	2.48	3.27	3.57	2.24	3.01	2.74
Book value per share	39.96	37.74	38.99	31.07	27.60	25.62	23.43
Tangible book value per share	19.89	17.76	19.06	21.43	17.07	17.67	15.89
Cash dividends per share	1.02	1.00	1.34	1.22	1.00	0.85	0.72
Total assets	5,351,329	4,821,544	4,916,958	3,203,036	2,852,592	2,448,602	2,115,811
Total loans	3,629,372	3,306,834	3,430,039	2,234,002	1,918,516	1,650,626	1,412,349
Total deposits	3,934,924	3,449,397	3,484,828	2,422,582	2,242,956	1,773,489	1,589,114
Total shareholders’ equity	518,530	481,985	498,059	319,551	263,569	220,162	195,169
Net charge-offs to average loans	0.19%	0.04%	0.06%	0.02%	0.20%	0.18%	0.28%
Nonperforming loans to total loans (2)	0.85	0.64	1.13	0.13	0.30	0.34	0.36

(1)	All per share information has been restated to reflect the five-for-four stock split effected in the form of a stock dividend paid on August 15, 2005.

(2)	Nonperforming loans consist of non-accruing loans and loans 90 days or more past due.

Asset Quality. Over the last nine years, our loan portfolio has transitioned to be more representative of a commercial bank. Accordingly, there is the potential for a higher level of return for investors, but also the potential for higher charge-off and nonperforming levels. In recognition of this, we have tightened underwriting guidelines and procedures, adopted more conservative loan charge-off and nonaccrual guidelines, rewritten the loan policy, refined our loan loss methodology and developed an internal loan review function. Management’s enhancements to underwriting risk/return dynamics within the loan portfolio over time have contributed to the credit quality of the Company’s assets.

Our nonperforming assets totaled $43.4 million, or 0.81% of total assets at September 30, 2008. Of the $43.4 million in nonperforming assets, $35.1 million, or 80.9% of total nonperforming assets, is related to Pulaski Bank and Trust Company. IBERIABANK had nonperforming assets of $8.3 million at September 30, 2008, which represented 0.22% of IBERIABANK’s total assets at September 30, 2008. While the vast majority of our loan portfolio continues to perform well, the builder construction loan portfolio (primarily construction and land development loans in Northwest Arkansas and Memphis) we acquired as part of the Pulaski Bank and Trust Company acquisition exhibited credit deterioration during 2007 as a result of slow housing conditions. At September 30, 2008, $15.0 million of Pulaski Bank and Trust Company’s builder construction loan portfolio was classified as nonperforming which equated to 48% of our total nonperforming loans. Our builder construction portfolio has steadily declined as we have focused on its disposition throughout 2008.

Subsidiaries. IBERIABANK, one of the oldest financial institutions with continuous operations in the state of Louisiana, began operations in New Iberia, Louisiana in 1887. IBERIABANK has four active, wholly owned non-bank subsidiaries: Iberia Financial Services, LLC; IBERIABANK Insurance Services; IBERIABANK Asset Management, Inc.; and Acadiana Holdings, LLC. Iberia Financial Services manages the brokerage services offered by IBERIABANK. IBERIABANK Insurance Services is a licensed insurance agency and facilitates the receipt of insurance commissions from the sale of variable annuities, life, health, dental and accident insurance products. IBERIABANK Asset Management provides wealth management services to high net worth individuals, pension funds, corporations and trusts. Acadiana Holdings owns and operates a commercial office building that also serves as IBERIABANK Corporation’s headquarters and IBERIABANK’s main office.

Pulaski Bank and Trust Company has two active, wholly owned non-bank subsidiaries, Pulaski Mortgage Company and P.F. Services, Inc. Pulaski Mortgage offers one-to-four family residential mortgage loans in Louisiana, Arkansas, Tennessee, Mississippi, Oklahoma, and Texas, and as Bankers Home Lending (a division of Pulaski Mortgage) in Missouri and Illinois. P.F. Services, Inc. owns an office building which we plan to divest.

Lenders Title provides a full line of title insurance and loan closing services for both residential and commercial customers in locations throughout Arkansas. Lenders Title has two active, wholly owned subsidiaries, Asset Exchange, Inc. and United Title of Louisiana, Inc. Asset Exchange, Inc. provides qualified intermediary services to facilitate Internal Revenue Code Section 1031 tax deferred exchanges. United Title provides a full line of title insurance and loan closing services for both residential and commercial in locations throughout Louisiana.

Emergency Economic Stabilization Act of 2008

The Emergency Economic Stabilization Act of 2008 (the “EESA”) authorized the U.S. Treasury Department to take actions to restore stability and liquidity to the financial system in the U.S. The EESA established the Troubled Asset Relief Program (“TARP”), and the United States Department of the Treasury established the Capital Purchase Program (the “CPP”) under TARP. Pursuant to the CPP, qualified financial institutions may issue and sell senior preferred stock and warrants to purchase common stock to the Treasury Department, the proceeds of which will qualify as Tier 1 regulatory capital in an amount of between 1% and 3% of risk-weighted assets.

We submitted an application to the Treasury Department to potentially participate in the CPP up to an amount totaling $115 million, or approximately 3% of our total risk-weighted assets. On November 18, 2008, we announced that our application had been approved on a preliminary basis for up to the total amount requested. On December 2, 2008, we announced that our board of directors had decided to participate in the CPP for $90 million. On December 5, 2008, the CPP transaction was consummated.

Pursuant to the CPP transaction, for an aggregate purchase price of $90 million under current Treasury Department guidelines we:

•	Issued and sold 90,000 shares of our preferred stock to the Treasury Department under the terms and conditions of the CPP; and

•

Issued and sold a warrant to the Treasury Department to purchase 276,980 shares of our common stock equal, in the aggregate, to 15% of the Treasury Department’s investment amount in our preferred stock, or approximately $13.5 million. The exercise price for the warrant is $48.74 per share of common stock and was based on an average market price of our common stock.

The preferred stock is expected to qualify as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% thereafter. The dividends rank senior to any junior preferred stock and our common stock. The preferred stock is non-voting, other than class voting rights on certain matters that could adversely affect the preferred stock and the ability of the holders of the preferred stock to elect two directors to our board of directors if dividends on the preferred stock have not been paid in full for six quarterly dividend periods.

The preferred stock can be redeemed by us at par after three years. Prior to that time, the preferred stock can only be redeemed by us with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred stock or common stock, or a combination of both, for cash, with gross proceeds from such offering equaling at least 25% of the Treasury Department’s total investment amount in our preferred stock, or approximately $22.5 million. Until the third anniversary of the issuance, or such earlier time as the preferred stock has been redeemed in whole or fully transferred by the Treasury Department to third parties, we will not, without the Treasury Department’s consent, be able to increase the dividend rate per share of our common stock or, subject to certain exceptions, repurchase our common stock, trust preferred securities, or other equity securities.

The warrant is exercisable in full immediately; however, the Treasury Department cannot exercise or transfer more than 50% of the shares of common stock underlying the warrant prior to the earlier of (1) the date on which we have received aggregate gross proceeds of at least 100% of the Treasury Department’s total investment amount in the preferred stock from one or more qualified equity offerings and (2) December 31, 2009. If on or prior to December 31, 2009, we have raised at least 100% of the Treasury Department’s total investment amount in the preferred stock from one or more qualified equity offerings, such as this offering, then the number of shares of our common stock underlying the warrant then held by the Treasury Department will be reduced by 50%. In addition, the warrant has customary anti-dilution adjustments plus an anti-dilution adjustment if we issue shares of our common stock, such as in this offering, or securities convertible into shares of our common stock for consideration per share that is less than 90% of the then current market value of our common stock.

The preferred stock and warrant do not have any restrictions on transferability. We are required to file a shelf registration statement for the preferred stock, warrants and shares of our common stock underlying the warrants as soon as practicable.

The Offering

Common stock we are offering	2,500,000 shares

Common stock to be outstanding after this offering	15,524,598 shares

Public offering price per share	$

Use of proceeds	We intend to use the net proceeds of this offering to fund possible future acquisitions of other financial services businesses, for general corporate purposes, our working capital needs and investments in our subsidiaries to support our continued growth.

Nasdaq Global Select Market Symbol	IBKC

Risk factors	Investing in our securities involves risks. You should carefully consider the information under “Risk Factors” beginning on page S-8 and the other information included in this prospectus supplement before investing in our securities.

The number of shares of our common stock to be outstanding after the offering is based on actual shares outstanding as of December 5, 2008 and does not include 375,000 shares of common stock reserved for issuance in connection with the underwriters’ option to purchase additional shares to cover over-allotments. In addition, the number of shares of common stock to be outstanding after this offering excludes the following, in each case as of December 5, 2008:

•	1,356,241 shares of common stock issuable upon exercise of options outstanding under our various equity incentive plans, having a weighted average exercise price of $39.34 per share;

•	343,163 additional shares of common stock reserved for issuance pursuant to our various equity incentive plans; and

•	276,980 shares of common stock issuable upon exercise of the warrant issued to the Treasury Department pursuant to the CPP transaction.

SELECTED HISTORICAL FINANCIAL DATA

The following tables set forth selected consolidated historical financial and other data for the periods ended and as of the dates indicated. The selected consolidated financial data presented below as of and for the years ended December 31, 2007, 2006 and 2005 is derived from our audited consolidated financial statements incorporated by reference into this prospectus. The selected consolidated financial data as of and for the years ended December 31, 2004 and 2003 is derived from our audited consolidated financial statements, which are not included or incorporated by reference in this prospectus. The summary consolidated financial data for the nine-month periods ended September 30, 2008 and 2007 is derived from our unaudited consolidated financial statements incorporated by reference into this prospectus and should be read in conjunction with those unaudited consolidated financial statements and notes thereto. In the opinion of management, our unaudited consolidated financial statements for the nine months ended September 30, 2008 and 2007 include all normal recurring adjustments necessary for a fair presentation of results for the unaudited interim periods. Results from past periods are not necessarily indicative of results that may be expected for any future period. This selected historical financial data should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2007, and with our consolidated financial statements and related notes incorporated by reference to this prospectus.

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(unaudited)		(audited)
	(dollars in thousands, except per share data)
Operations Data
Interest income	$198,753	$192,265	$262,246	$165,292	$135,248	$108,610	$96,509
Interest expense	98,276	102,037	138,727	73,770	50,450	33,982	28,876

Net interest income	100,477	90,228	123,519	91,522	84,798	74,628	67,633
(Reversal of) Provision for loan losses	6,362	(2,077)	1,525	(7,803)	17,069	4,041	6,300
Noninterest income	71,545	56,302	76,594	23,450	26,141	23,217	23,064
Noninterest expenses	120,675	104,083	140,118	73,127	64,438	54,897	50,629

Income before taxes	44,985	44,524	58,470	49,648	29,432	38,907	33,768
Taxes on Income	13,349	13,281	17,160	13,953	7,432	11,568	10,216

Net income	$31,636	$31,243	$41,310	$35,695	$22,000	$27,339	$23,552

Per Share Data (1)
Basic earnings per common share	$2.53	$2.57	$3.39	$3.80	$2.40	$3.26	$2.97
Diluted earnings per common share	2.47	2.48	3.27	3.57	2.24	3.01	2.74
Common stock cash dividends per share	1.02	1.00	1.34	1.22	1.00	0.85	0.72
Book value per share (2)	39.96	37.74	38.99	31.07	27.60	25.62	23.43
Tangible book value per share (2)	19.89	12.76	19.06	21.43	17.07	17.67	15.89
Weighted average common shares outstanding:
Basic	12,496,536	12,138,945	12,203,127	9,401,245	9,154,994	8,377,008	7,929,334
Diluted	12,830,449	12,598,468	12,641,267	9,993,352	9,812,502	9,092,891	8,606,935

Financial Condition Data
Investment securities	$899,145	$845,262	$804,877	$581,352	$572,582	$566,955	$479,622
Loans, net of unearned income (3)	3,629,372	3,306,834	3,430,039	2,234,002	1,918,516	1,650,626	1,412,349
Mortgage loans held for sale	61,419	63,392	57,695	54,273	10,515	8,109	5,781
Total loans (3)(4)	3,690,791	3,370,226	3,487,734	2,288,275	1,929,031	1,658,735	1,418,130
Interest-earning assets	4,666,763	4,272,557	4,354,561	2,932,818	2,589,806	2,268,790	1,936,937
Goodwill and other intangibles	260,369	255,179	254,627	99,070	100,596	68,310	62,786
Total assets	5,351,329	4,821,544	4,916,958	3,203,036	2,852,592	2,448,602	2,115,811
Total deposits	3,934,924	3,449,397	3,484,828	2,422,582	2,242,956	1,773,489	1,589,114
Junior subordinated debt	112,034	79,427	105,097	52,672	37,282	30,930	20,620
Other borrowings	697,801	770,401	788,673	386,930	281,779	411,612	298,262
Tangible shareholders’ equity (5)	258,090	226,784	243,412	220,439	162,897	151,667	132,105
Total shareholders’ equity	518,530	481,985	498,059	319,551	263,569	220,162	195,169

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Selected Ratios (6)	(unaudited)		(audited)
Dividends declared to net income	41.80%	41.11%	41.56%	33.64%	43.55%	26.54%	25.37%
Return on average assets	0.82	0.93	0.90	1.19	0.81	1.17	1.20
Return on average equity	8.22	9.14	8.87	12.86	8.41	12.98	13.05
Net interest margin (TE) (7)(8)	2.97	3.11	3.13	3.42	3.54	3.60	3.89
Efficiency ratio (9)	70.15	71.03	70.02	63.60	58.08	56.11	55.82

Asset Quality Ratios
Allowance for loan losses to total loans	1.09%	1.08%	1.12%	1.34%	1.98%	1.22%	1.29%
Nonperforming loans to total loans (10)	0.85	0.64	1.13	0.13	0.30	0.34	0.36
Allowance for loan losses to nonperforming loans (10)	127.68	167.64	98.77	993.76	659.29	355.17	355.92
Nonperforming assets to total assets	0.81	0.58	0.98	0.16	0.21	0.25	0.34
Net loan charge-offs to average total loans	0.19	0.04	0.06	0.02	0.20	0.18	0.28

Capital Ratios
Average total shareholders’ equity to average assets	9.95%	10.19%	10.18%	9.22%	9.63%	9.01%	9.18%
Tangible equity to tangible assets	5.07	4.97	5.22	7.10	5.92	6.37	6.44
Tier 1 capital to risk-weighted assets	9.41	8.62	9.32	11.81	10.70	11.13	10.94
Total capital to risk-weighted assets	11.07	9.63	10.37	13.06	11.96	12.36	12.20
Leverage ratio	7.29	6.79	7.42	9.01	7.65	7.63	7.50

(1)	All share and per share information for all periods presented have been adjusted for a five-for-four split of our common stock that was effected as a dividend to shareholders of record as of August 15, 2005.

(2)	Shares used for book value and tangible book value purposes exclude shares held in treasury and unreleased shares held by the Employee Stock Ownership Plan at the end of the period.

(3)	Net of unearned discounts but before deduction of allowance for loan loss.

(4)	Total loans include loans held for sale.

(5)	Tangible shareholders’ equity is calculated as total shareholders’ equity less goodwill, core deposit intangible assets, title plant assets, and mortgage servicing rights.

(6)	With the exception of end-of-period ratios, all ratios are based on average daily balances during the respective periods.

(7)	Interest rate spread represents the difference between the weighted average yield on earning assets and the weighted average cost of interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average earning assets.

(8)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(9)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenue is the sum of net interest income and noninterest income.

(10)	Nonperforming loans consist of non-accruing loans and loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets.

RISK FACTORS

Investing in shares of our common stock involves significant risks, including the risks described below. You should carefully consider the following information about these risks, together with the other information contained in this prospectus and the information incorporated by reference into this prospectus before purchasing shares of our common stock. The risks that we have highlighted here are not the only ones that we face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. In addition, there are risks beyond our control. If any of these risks actually occurs, our business, financial condition or results of operations could be negatively affected.

Risks About Our Company

The current economic environment poses significant challenges for us and could adversely affect our financial condition and results of operations.

Although we remain well capitalized and have not suffered from liquidity issues, we are operating in a challenging and uncertain economic environment. Financial institutions continue to be affected by declines in the real estate market and constrained financial markets. We retain direct exposure to the residential and commercial real estate markets, and we could be affected by these events. Continued declines in real estate values, home sales volumes and financial stress on borrowers as a result of the uncertain economic environment, including job losses, could have an adverse affect on our borrowers or their customers, which could adversely affect our financial condition and results of operations. In addition, a possible national economic recession or deterioration in local economic conditions in our markets could drive losses beyond those which are provided for in our allowance for loan losses and result in the following consequences:

•	increases in loan delinquencies;

•	increases in nonperforming assets and foreclosures;

•	decreases in demand for our products and services, which could adversely affect our liquidity position; and

•	decreases in the value of the collateral securing our loans, especially real estate, which could reduce customers’ borrowing power.

Current levels of market volatility are unprecedented and could adversely impact our results of operations and access to capital.

The capital and credit markets have been experiencing volatility and disruption for more than one year. In recent weeks, volatility in, and disruption of, these markets have reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit capacity without regard to an issuer’s underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience adverse effects, which may be material, on our ability to access capital and on our results of operations and financial condition, including our liquidity position.

We cannot predict the effect of recent legislative and regulatory initiatives.

Congress recently enacted the EESA, which is intended to stabilize the financial markets, including providing funding of up to $700 billion to purchase troubled assets and loans from financial institutions pursuant to TARP and the Treasury Department created the CPP under the TARP. The legislation also increases the amount of deposit account insurance coverage from $100,000 to $250,000 for interest-bearing deposit accounts and non-interest bearing transaction accounts, the latter of which are fully insured until December 31, 2009. On December 5, 2008, we consummated the CPP transaction and received $90 million in capital from the Treasury Department. The Federal Deposit Insurance Corporation, or FDIC, under its Temporary Liquidity Guarantee Program has also agreed to guarantee newly issued senior unsecured debt of participating financial institutions.

We do not expect to participate in this program. The Federal Reserve has also established the Money Market Investor Funding Facility to provide liquidity to money market mutual funds. The full effect, both for the short term and the long term, of these wide-ranging recent legislative and regulatory initiatives on the national economy and financial institutions, and our participation in and access to these programs, cannot now be predicted and has not been determined.

Our recent growth and financial performance will be negatively impacted if we are unable to execute our growth strategy.

Our stated growth strategy is to grow organically and supplement that growth with select acquisitions. Over the last few years, we have continued to fill out our Louisiana franchise by adding de novo branches in attractive markets where we believe we have a competitive advantage and will continue to do so. In the wake of Hurricanes Katrina and Rita, we implemented a branch expansion initiative whereby we opened banking offices in various southern Louisiana communities. Our success depends primarily on generating loans and deposits of acceptable risk and expense. There can be no assurances that we will be successful in continuing our organic, or internal, growth strategy, which depends upon economic conditions, our ability to identify appropriate markets for expansion, our ability to recruit and retain qualified personnel, our ability to fund growth at a reasonable cost, sufficient capital to support our growth initiatives, competitive factors, banking laws, and other factors.

Supplementing our internal growth through acquisitions is an important part of our strategic focus. Since 1995, approximately half of our asset growth has been through acquisitions, or external growth. Our acquisition efforts have focused on targeted entities in markets in which we currently operate and markets in which we believe we can compete effectively. As consolidation of the financial services industry continues, the competition for suitable acquisition candidates may increase. We compete with other financial services companies for acquisition opportunities, and many of these competitors have greater financial resources than we do and may be able to pay more for an acquisition than we are able or willing to pay. We also may need additional debt or equity financing in the future to fund acquisitions. We may not be able to obtain additional financing or, if available, it may not be in amounts and on terms acceptable to us. Our issuance of additional securities will dilute existing shareholders’ equity interest in us and may have a dilutive effect on our earnings per share. If we are unable to locate suitable acquisition candidates willing to sell on terms acceptable to us, or we are otherwise unable to obtain additional debt or equity financing necessary for us to continue making acquisitions, we would be required to find other methods to grow our business and we may not grow at the same rate we have in the past, or at all.

We cannot be certain as to our ability to manage increased levels of assets and liabilities without increased expenses and higher levels of nonperforming assets. We may be required to make additional investments in equipment and personnel to manage higher asset levels and loan balances, which may adversely affect earnings, shareholder returns, and our efficiency ratio. Increases in operating expenses or nonperforming assets may decrease our earnings and the value of our common stock.

Like most banking organizations, our business is highly susceptible to credit risk.

As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that the collateral securing the payment of their loans (if any) may not be sufficient to assure repayment. Credit losses could have a material adverse effect on our operating results.

As of September 30, 2008, our total loan portfolio was approximately $3.6 billion, or 67.8% of our total assets. The major components of our loan portfolio include 60.3% of commercial loans, both real estate and business, 14.8% of mortgage loans comprised primarily of residential 1-4 family mortgage loans, and 24.9% consumer loans. Our credit risk with respect to our consumer installment loan portfolio and commercial loan portfolio relates principally to the general creditworthiness of individuals and businesses within our local market areas. Our credit risk with respect to our residential and commercial real estate mortgage and construction loan portfolios relates principally to the general creditworthiness of individuals and businesses and the value of real estate serving as security for the repayment of the loans. A related risk in connection with loans secured by commercial real estate is the effect of unknown or unexpected environmental contamination, which could make the real estate effectively unmarketable or otherwise significantly reduce its value as security.

Our loan portfolio has and will continue to be affected by the on-going correction in residential real estate prices and reduced levels of home sales.

There has been a general slowdown in housing in some of our market areas, reflecting declining prices and excess inventories of houses to be sold, particularly impacting borrowers in our Northwest Arkansas and Memphis markets. As a result, home builders have shown signs of financial deterioration. A soft residential housing market, increased delinquency rates, and a weakened secondary credit market have affected the overall mortgage industry. We expect the home builder market to continue to be volatile and anticipate continuing pressure on the home builder segment in the coming months. We make credit and reserve decisions based on the current conditions of borrowers or projects combined with our expectations for the future. If the slowdown in the housing market continues, we could experience higher charge-offs and delinquencies beyond that which is provided in our allowance for loan losses. As such, the Company’s earnings could be adversely affected through a higher than anticipated provision for loan losses and charge offs of loans.

At September 30, 2008, we had:

•	$493.9 million of home equity loans and lines, representing 13.6% of total loans and leases.

•

$490.7 million in residential real estate loans, representing 13.5% of total loans and leases. Adjustable-rate mortgages, primarily mortgages that have a fixed rate for the first 3 to 5 years and then adjust annually, comprised 17.7% of this portfolio.

•	$112.7 million of loans to single family home builders, including loans made to both middle market and small business home builders. These loans represented 3.1% of total loans and leases.

Our allowance for loan losses may not be sufficient to cover actual loan losses, which could adversely affect our earnings.

We maintain an allowance for loan losses in an attempt to cover loan losses inherent in our loan portfolio. Additional loan losses will likely occur in the future and may occur at a rate greater than we have experienced to date.

The determination of the allowance for loan losses, which represents management’s estimate of probable losses inherent in our credit portfolio, involves a high degree of judgment and complexity. Our policy is to establish reserves for estimated losses on delinquent and other problem loans when it is determined that losses are expected to be incurred on such loans. Management’s determination of the adequacy of the allowance for loan losses is based on various factors, including an evaluation of the portfolio, past loss experience, current economic conditions, the volume and type of lending conducted by us, composition of the portfolio, the amount of our classified assets, seasoning of the loan portfolio, the status of past due principal and interest payments and other relevant factors. Changes in such estimates may have a significant impact on our financial statements. If our assumptions and judgments prove to be incorrect, our current allowance may not be sufficient and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Federal and state regulators also periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in our allowance for loan losses would have an adverse effect on our operating results and financial condition.

Commercial loans and commercial real estate loans generally are viewed as having more risk of default than residential real estate loans or other loans or investments. These types of loans also typically are larger than residential real estate loans and other consumer loans. Because our loan portfolio contains a significant number of commercial loans and commercial real estate loans with relatively large balances, the deterioration of a material amount of these loans may cause a significant increase in nonperforming assets. An increase in nonperforming loans could result in: a loss of earnings from these loans; an increase in the provision for loan losses; or, an increase in loan charge-offs, any or all of which would have an adverse impact on our results of operations and financial condition.

Changes in interest rates and other factors beyond our control may adversely affect our earnings and financial condition.

Our net income depends to a great extent upon the level of our net interest income. Changes in interest rates can increase or decrease net interest income and net income. Net interest income is the difference between the interest income we earn on loans, investments and other interest-earning assets, and the interest we pay on interest-bearing liabilities, such as deposits and borrowings. Net interest income is affected by changes in market interest rates, because different types of assets and liabilities may react differently, and at different times, to market interest rate changes. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a period, an increase in market interest rates could reduce net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could reduce net interest income. As of September 30, 2008, our interest rate risk model indicated we are slightly asset sensitive.

Changes in market interest rates are affected by many factors beyond our control, including inflation, unemployment, the money supply, international events, and events in world financial markets. We attempt to manage our risk from changes in market interest rates by adjusting the rates, maturity, repricing, and balances of the different types of interest-earning assets and interest-bearing liabilities, but interest rate risk management techniques are not exact. As a result, a rapid increase or decrease in interest rates could have an adverse effect on our net interest margin and results of operations. Changes in the market interest rates for types of products and services in our markets also may vary significantly from location to location and over time based upon competition and local or regional economic factors.

If we or our banks were unable to borrow funds through access to capital markets, we may not be able to meet the cash flow requirements of our depositors and borrowers, or the operating cash needs to fund corporate expansion and other corporate activities.

Liquidity is the ability to meet cash flow needs on a timely basis at a reasonable cost. The liquidity of our banks is used to make loans and leases to repay deposit liabilities as they become due or are demanded by customers. Liquidity policies and limits are established by the board of directors. Management and our investment committee regularly monitor the overall liquidity position of the banks and the Company to ensure that various alternative strategies exist to cover unanticipated events that could affect liquidity. Management and our investment committee also establish policies and monitor guidelines to diversify our banks’ funding sources to avoid concentrations in any one market source. Funding sources include federal funds purchased, securities sold under repurchase agreements, non-core deposits, and short- and long-term debt. The banks are also members of the Federal Home Loan Bank System, which provides funding through advances to members that are collateralized with mortgage-related assets.

We maintain a portfolio of securities that can be used as a secondary source of liquidity. There are other sources of liquidity available to us should they be needed. These sources include sales or securitizations of loans, our ability to acquire additional national market, non-core deposits, additional collateralized borrowings such as Federal Home Loan Bank advances, the issuance and sale of debt securities, and the issuance and sale of preferred or common securities in public or private transactions. Our banks also can borrow from the Federal Reserve’s discount window.

Amounts available under our existing credit facilities consist of $885.6 million in federal home loan bank notes, $18.0 million remaining under a line of credit with a correspondent bank and $145.0 million in the form of federal funds and other lines of credit. The line of credit with the correspondent bank expires on March 31, 2009, and there can be no assurance that we will be able to renew or replace such line of credit at that time. Our line of credit with a correspondent bank includes certain financial covenants, including a return on average assets covenant that is, and we expect will continue to be, difficult to satisfy due to our rapid asset growth (and which return on assets covenant was not satisfied as of June 30, 2008 or September 30, 2008, although we received a continuing waiver through December 31, 2008 with respect thereto). If any such covenants are not satisfied or waived, then our lender will have a right to require immediate repayment of the amounts outstanding under the revolver and term loan portions of the credit facility.

If we were unable to access any of these funding sources when needed, we might be unable to meet customers’ needs, which could adversely impact our financial condition, results of operations, cash flows and liquidity, and level of regulatory-qualifying capital.

We face risks related to our operational, technological and organizational infrastructure.

Our ability to grow and compete is dependent on our ability to build or acquire the necessary operational and technological infrastructure and to manage the cost of that infrastructure while we expand. Similar to other large corporations, in our case, operational risk can manifest itself in many ways, such as errors related to failed or inadequate processes, faulty or disabled computer systems, fraud by employees or persons outside of our Company and exposure to external events. We are dependent on our operational infrastructure to help manage these risks. In addition, we are heavily dependent on the strength and capability of our technology systems which we use both to interface with our customers and to manage our internal financial and other systems. Our ability to develop and deliver new products that meet the needs of our existing customers and attract new ones depends on the functionality of our technology systems. Additionally, our ability to run our business in compliance with applicable laws and regulations is dependent on these infrastructures.

We continuously monitor our operational and technological capabilities and make modifications and improvements when we believe it will be cost effective to do so. In some instances, we may build and maintain these capabilities ourselves. We also outsource some of these functions to third parties. These third parties may experience errors or disruptions that could adversely impact us and over which we may have limited control. We also face risk from the integration of new infrastructure platforms and/or new third party providers of such platforms into our existing businesses.

Acquisitions or mergers entail risks which could negatively affect our operations.

A significant part of our growth strategy is external growth, primarily through acquisitions of or mergers with other companies. Acquisitions and mergers, particularly the integration of companies that have previously been operated separately, involves a number of risks, including, but not limited to:

•	the time and costs associated with identifying and evaluating potential acquisition or merger partners;

•	difficulties in assimilating operations of the acquired institution and implementing uniform standards, controls, procedures and policies;

•	exposure to asset quality problems of the acquired institution;

•	our ability to finance an acquisition and maintain adequate regulatory capital;

•	diversion of management’s attention from the management of daily operations;

•	risks and expenses of entering new geographic markets;

•	potential significant loss of depositors or loan customers from the acquired institution;

•	loss of key employees of the acquired institution; and

•	exposure to undisclosed or unknown liabilities of an acquired institution.

Any of these acquisition risks could result in unexpected losses or expenses and thereby reduce the expected benefits of the acquisition. Also, we may issue equity securities, including common stock and securities convertible into common stock in connection with future acquisitions, which could cause ownership and economic dilution to our current shareholders. Our failure to successfully integrate current and future acquisitions and manage our growth could adversely affect our business, results of operations, financial condition and future prospects.

We rely heavily on our management and other key personnel, and the loss of key members may adversely affect our operations.

We are and will continue to be dependent upon the services of our executive management team. The unexpected loss of key senior managers, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business, financial condition, results of operations, and future prospects.

Competition may decrease our growth or profits.

We compete for loans, deposits, title business and investment dollars with other banks and other financial institutions and enterprises, such as securities firms, insurance companies, savings associations, credit unions, mortgage brokers, private lenders and title companies, many of which have substantially greater resources than ours. Credit unions have federal tax exemptions, which may allow them to offer lower rates on loans and higher rates on deposits than taxpaying financial institutions such as commercial banks. In addition, non-depository institution competitors are generally not subject to the extensive regulation applicable to institutions that offer federally insured deposits. Other institutions may have other competitive advantages in particular markets or may be willing to accept lower profit margins on certain products. These differences in resources, regulation, competitive advantages, and business strategy may decrease our net interest margin, may increase our operating costs, and may make it harder for us to compete profitably.

Reputational risk and social factors may impact our results.

Our ability to originate and maintain accounts is highly dependent upon consumer and other external perceptions of our business practices and/or our financial health. Adverse perceptions regarding our business practices and/or our financial health could damage our reputation in both the customer and funding markets, leading to difficulties in generating and maintaining accounts as well as in financing them. Adverse developments with respect to the consumer or other external perceptions regarding the practices of our competitors, or our industry as a whole, may also adversely impact our reputation. In addition, adverse reputational impacts on third parties with whom we have important relationships may also adversely impact our reputation. Adverse impacts on our reputation, or the reputation of our industry, may also result in greater regulatory and/or legislative scrutiny, which may lead to laws or regulations that may change or constrain the manner in which we engage with our customers and the products we offer. Adverse reputational impacts or events may also increase our litigation risk. We carefully monitor internal and external developments for areas of potential reputational risk and have established governance structures to assist in evaluating such risks in our business practices and decisions.

Changes in government regulations and legislation could limit our future performance and growth.

The banking industry is heavily regulated. We are subject to examinations, supervision and comprehensive regulation by various federal and state agencies. Our compliance with these regulations is costly and restricts certain of our activities. Banking regulations are primarily intended to protect the federal deposit insurance fund and depositors, not shareholders. For instance, to restore a decrease in the reserve ratio of the Deposit Insurance Fund, the FDIC will increase deposit insurance rates by 0.07% effective for the first quarter of 2009 only. A second increase in deposit insurance rates has been proposed by the FDIC which, if adopted, would alter factors and financial ratios used to differentiate for risk.

The burden imposed by federal and state regulations puts banks at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies and leasing companies. Changes in the laws, regulations and regulatory practices affecting the banking industry may increase our costs of doing business or otherwise adversely affect us and create competitive advantages for others. Regulations affecting banks and financial services companies undergo continuous change, and we cannot predict the ultimate effect of these changes, which could have a material adverse effect on our profitability or financial condition. Federal economic and monetary policies may also affect our ability to attract deposits and other funding sources, make loans and investments, and achieve satisfactory interest spreads.

The geographic concentration of our markets makes our banking business highly susceptible to local economic conditions.

Unlike larger organizations that are more geographically diversified, the Company’s banking offices are primarily concentrated in selected markets in Louisiana and Arkansas. As a result of this geographic concentration, our financial results depend largely upon economic conditions in these market areas. Deterioration in economic conditions in the markets we serve could result in one or more of the following:

•	an increase in loan delinquencies;

•	an increase in problem assets and foreclosures;

•	a decrease in the demand for our products and services; and

•	a decrease in the value of collateral for loans, especially real estate, in turn reducing customers’ borrowing power, the value of assets associated with problem loans and collateral coverage.

If we do not adjust to rapid changes in the financial services industry, our financial performance may suffer.

We face substantial competition for deposit, credit, title and trust relationships, as well as other sources of funding in the communities we serve. Competing providers include other banks, thrifts and trust companies, insurance companies, mortgage banking operations, credit unions, finance companies, title companies, money market funds and other financial and nonfinancial companies which may offer products functionally equivalent to those offered by us. Competing providers may have greater financial resources than we do and offer services within and outside the market areas we serve. In addition to this challenge of attracting and retaining customers for traditional banking services, our competitors include securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies who seek to offer one-stop financial services to their customers that may include services that financial institutions have not been able or allowed to offer to their customers in the past. The increasingly competitive environment is primarily a result of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial service providers. If we are unable to adjust both to increased competition for traditional banking services and changing customer needs and preferences, our financial performance and your investment in our common stock could be adversely affected.

Hurricanes or other adverse weather events could negatively affect our local economies or disrupt our operations, which would have an adverse effect on our business or results of operations.

Like other coastal areas, some of our markets in Louisiana are susceptible to hurricanes and tropical storms. Such weather events can disrupt our operations, result in damage to our properties and negatively affect the local economies in which we operate. We cannot predict whether or to what extent damage that may be caused by future hurricanes or other weather events will affect our operations or the economies in our market areas, but such weather events could result in a decline in loan originations, a decline in the value or destruction of properties securing our loans and an increase in the delinquencies, foreclosures and loan losses. Our business or results of operations may be adversely affected by these and other negative effects of hurricanes or other significant weather events.

Risks About Our Common Stock

We cannot guarantee that we will pay dividends to shareholders in the future.

There can be no assurance of whether or when we may pay dividends in the future. Cash available to pay dividends to our shareholders is derived primarily, if not entirely, from dividends paid to us from our subsidiary banks. The ability of our subsidiary banks to pay dividends to us as well as our ability to pay dividends to our shareholders is limited by regulatory and legal restrictions and the need to maintain sufficient consolidated capital. We may also decide to limit the payment of dividends even when we have the legal ability to pay them in order to retain earnings for use in our business. Further, any lenders making loans to us may impose financial covenants that may be more restrictive than regulatory requirements with respect to the payment of dividends.

We are prohibited from paying dividends on our common stock if the required payments on our subordinated debentures have not been made or, if the quarterly dividend payments on the preferred stock we issued in the CPP transaction have not been made.

The restrictions imposed on us by the terms and conditions of the CPP transaction may limit our ability to support the value of our common stock.

Pursuant to the terms and conditions of the CPP transaction that we consummated on December 5, 2008, which is described under “Prospectus Supplement Summary – Emergency Economic Stabilization Act of 2008,” our ability to declare or pay dividends on any of our shares of common stock is limited. Specifically, we are not able to declare dividend payments on common, junior preferred or pari passu preferred stock if we are in arrears on the quarterly dividend payments on the preferred stock issued to the Treasury Department. Further, we are not permitted to increase dividends on our common stock without the Treasury Department’s approval until the third anniversary of the investment unless the preferred stock issued to the Treasury Department has been redeemed or transferred in full. In addition, our ability to repurchase our shares of common stock is restricted. The Treasury Department’s consent generally will be required for us to make any stock repurchases until the third anniversary of the investment by the Treasury Department unless the preferred stock issued to the Treasury Department has been redeemed or transferred in full. Further, common, junior preferred or pari passu preferred stock may not be repurchased if we are in arrears on the quarterly dividend payments on the preferred stock issued to the Treasury Department. Each of these restrictions and limitations could adversely affect the market price for shares of our common stock.

The trading history of our common stock is characterized by modest trading volume. The value of your investment may be subject to sudden decreases due to the volatility of the price of our common stock.

Our common stock trades on NASDAQ. During the nine months ended September 30, 2008, the average daily trading volume of our common stock was approximately 123,000 shares. We cannot predict the extent to which investor interest in us will lead to a more active trading market in our common stock or how much more liquid that market might become. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of willing buyers and sellers of our common stock at any given time, which presence is dependent upon the individual decisions of investors, over which we have no control.

The market price of our common stock may be highly volatile and subject to wide fluctuations in response to numerous factors, including, but not limited to, the factors discussed in other risk factors and the following:

•	actual or anticipated fluctuations in our operating results;

•	changes in interest rates;

•	changes in the legal or regulatory environment in which we operate;

•	press releases, announcements or publicity relating to us or our competitors or relating to trends in our industry;

•	changes in expectations as to our future financial performance, including financial estimates or recommendations by securities analysts and investors;

•	future sales of our common stock;

•	changes in economic conditions in our marketplace, general conditions in the U.S. economy, financial markets or the banking industry; and

•	other developments affecting our competitors or us.

These factors may adversely affect the trading price of our common stock, regardless of our actual operating performance, and could prevent our shareholders from selling common stock at or above the public offering price. In addition, the stock markets, from time to time, experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of our common stock, regardless of our trading performance.

In the past, shareholders often have brought securities class action litigation against a company following periods of volatility in the market price of their securities. We may be the target of similar litigation in the future, which could result in substantial costs and divert management’s attention and resources.

We may issue additional securities, which could dilute your ownership percentage.

In many situations, our board of directors has the authority, without any vote of our shareholders, to issue shares of our authorized but unissued stock, including shares authorized and unissued under our stock option plans. In the future, we may issue additional securities, through public or private offerings, to raise additional capital or finance acquisitions. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options or warrants to purchase our common stock in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Any such issuance would dilute the ownership of current holders of our common stock.

Pursuant to the CPP transaction, we issued to the Treasury Department a warrant to purchase 276,980 shares of common stock. The exercise price for this warrant is $48.74 per share of common stock. If the Treasury Department or any of its transferees exercises all or some these warrants after this offering, you and our other shareholders may experience dilution. In addition, the warrant has customary anti-dilution adjustments plus an anti-dilution adjustment if we issue shares of our common stock, such as in this offering, or securities convertible into shares of our common stock, for a consideration per share that is less than 90% of the then current market value of our common stock. If we issue shares of our common stock after we complete the CPP transaction, as a price per share that is less than 90% of the then current market value of our common stock you and other shareholders may experience dilution if the Treasury Department or its transferees subsequently exercises all or some of the warrant.

Our management has broad discretion over the use of proceeds from this offering.

Our management has significant flexibility in applying the proceeds that we receive from this offering. Although we have indicated our intent to use the proceeds from this offering to fund future acquisitions and for general corporate purposes, our board of directors retains significant discretion with respect to the use of proceeds. The proceeds of this offering may be used in a manner which does not generate a favorable return for us. We may use the proceeds to fund future acquisitions of other businesses. In addition, if we use the funds to acquire other businesses, there can be no assurance that any business we acquire would be successfully integrated into our operations or otherwise perform as expected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus and the documents incorporated by reference into it that are subject to risks and uncertainties. We intend these statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements often are identifiable by the use of the words “estimate,” “goal,” “assess,” “project,” “pro forma,” “believe,” “intend,” “plan,” “anticipate,” “expect,” “target,” “objective,” “assumption,” and similar words.

These forward-looking statements include:

•	statements of our goals, intentions, and expectations;

•	estimates of risks and of future costs and benefits;

•	expectations regarding our future financial performance;

•	assessments of loan quality, probable loan losses, and the amount and timing of loan payoffs;

•	assessments of liquidity, off-balance sheet risk, and interest rate risk; and

•	statements of our ability to achieve financial and other goals.

These forward-looking statements are subject to significant uncertainties because they are based upon: the amount and timing of future changes in interest rates, market behavior, and other economic conditions; future laws, regulations and accounting principles; and a variety of other matters. These other matters include, among other things, the direct and indirect effects of the recent subprime, consumer lending and credit market issues on interest rates, credit quality, loan demand, liquidity, and monetary and supervisory policies of banking regulators. Because of these uncertainties, actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past growth and performance do not necessarily indicate our future results. For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in forward-looking statements, please read the “Risk Factors” section beginning on page S-8 of this prospectus supplement and the “Risk Factors” sections contained in our reports to the SEC that are incorporated by reference into this prospectus.

The cautionary statements in this prospectus and the documents incorporated by reference into this prospectus also identify important factors and possible events that involve risk and uncertainties that could cause our actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made. We do not intend, and undertake no obligation, to update or revise any forward-looking statements contained in this prospectus, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements, except as required by law.

USE OF PROCEEDS

We intend to use the net proceeds of this offering of common stock to fund possible future acquisitions of other financial services businesses, general corporate purposes, our working capital needs and investment in our subsidiaries to support our continued growth. We currently have no arrangements or understandings regarding any specific future acquisitions. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2008:

•	on an actual basis;

•

on an as-adjusted basis, to give effect to the CPP transaction, whereby we issued to the Treasury Department $90 million worth of our preferred stock (90,000 shares issued at $1,000 per share) and a warrant to purchase 276,980 shares of our common stock, after deducting expenses related thereto; and

•

on an as-adjusted basis, to give effect to (i) the CPP transaction described in the bullet point above and (ii) the sale of 2,500,000 shares of common stock offered by us at an assumed public offering price of $50.82 per share (the last sale price of our common stock on December 5, 2008) in this offering, and after deducting the underwriting discount and our estimated offering expenses.

	As of September 30, 2008
	Actual	As Adjusted CPP Transaction	As Adjusted
	(in thousands, except shares)
Certain Long-Term Debt
Correspondent bank note	$10,000	$10,000	$10,000
Subordinated debt	25,000	25,000	25,000
Junior subordinated debentures – trust preferred securities	112,034	112,034	112,034

Certain long-term debt	$147,034	$147,034	$147,034

Shareholders’ Equity
Preferred stock, $1.00 par value; authorized 5,000,000 shares; none issued, actual; and 90,000 issued, as adjusted (1)	$—	$86,891	$86,891
Common stock, $1.00 par value; authorized 25,000,000 shares; 14,800,000 shares issued, actual; and 17,300,000 issued, as adjusted	14,800	14,800	17,300
Additional paid-in capital (1)	365,247	368,356	486,589
Retained earnings	216,297	216,297	216,297
Accumulated other comprehensive loss	275	275	275
Less treasury stock, at cost, 1,823,000 shares	(78,089)	(78,089)	(78,089)

Total shareholders’ equity	$518,530	$608,530	$729,263

Certain long-term debt and shareholders’ equity	$665,564	$755,564	$876,297

Consolidated Capital Ratios
Tangible equity to tangible assets	5.07%	6.72%	8.84%
Leverage ratio	7.29%	8.92%	11.02%
Tier 1 risk based capital ratio	9.41%	11.67%	14.66%
Total risk based capital ratio	11.07%	13.32%	16.30%

Please see the “Prospectus Supplement Summary” section for a description of options, restricted stock and warrants outstanding.

(1)	The carrying values of the preferred stock and warrant are based on their estimated relative fair values at the expected issue date. The carrying value of the warrant, estimated at $3.1 million, is included in additional paid-in capital.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS DECLARED

Our common stock is listed on NASDAQ under the symbol “IBKC.” Set forth below are the high and low sales prices for our common stock as reported by the NASDAQ for the two most recently completed fiscal years, the first three fiscal quarters of the current fiscal year and the period from October 1, 2008 through December 5, 2008. Also set forth below are dividends declared per share in each of these periods:

	High	Low	Dividends Declared
2006
First Quarter	$59.06	$51.69	$0.28
Second Quarter	$61.41	$54.82	$0.30
Third Quarter	$64.66	$56.51	$0.32
Fourth Quarter	$65.00	$56.00	$0.32

2007
First Quarter	$59.11	$53.62	$0.32
Second Quarter	$55.90	$49.45	$0.34
Third Quarter	$53.35	$40.81	$0.34
Fourth Quarter	$54.19	$44.69	$0.34

2008
First Quarter	$51.97	$40.02	$0.34
Second Quarter	$53.35	$44.18	$0.34
Third Quarter	$62.50	$40.87	$0.34
Fourth Quarter (through 12/5/08)	$56.15	$43.09	N/A

On December 5, 2008, the closing price for our common stock as reported on the NASDAQ was $50.82. As of November 28, 2008, there were approximately 2,100 holders of our common stock.

The timing and amount of future dividends are at the discretion of our board of directors and will depend upon our consolidated earnings, financial condition, liquidity and capital requirements, the amount of cash dividends paid to us by our subsidiaries, applicable government regulations and policies and other factors considered relevant by our board of directors. Our board of directors anticipates we will continue to pay quarterly dividends in amounts determined based on the factors discussed above, but dividends may be terminated at any time and in the sole discretion of our board of directors. In addition, upon completion of the CPP transaction described above, our ability to pay dividends will be restricted because we must pay in full the quarterly dividends on the preferred stock before we can pay dividends on our common stock. Also, for the first three years after consummation of the CPP transaction, we cannot increase the amount of the dividends on our common stock without the prior consent of the Treasury Department. Capital distributions, including dividends, by our subsidiaries such as the IBERIABANK and Pulaski Bank and Trust Company are subject to restrictions tied to such institution’s earnings. For a description of these restrictions, see the section of our Annual Report on Form 10-K for the year ended December 31, 2007 entitled “Supervision and Regulation”, which is incorporated by reference herein.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement with Stifel, Nicolaus & Company, Incorporated, as the representative of the underwriters named below, each underwriter named below has severally agreed to purchase from us the respective number of shares of common stock set forth opposite its name in the table below.

Underwriters	Number of Shares of Common Stock
Stifel, Nicolaus & Company, Incorporated
SunTrust Robinson Humphrey, Inc.
Sterne, Agee & Leach, Inc.

Total

The underwriting agreement provides that underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of shares of common stock, but it is not responsible for the commitment of any other underwriter. The underwriting agreement provides that the underwriters’ several obligations to purchase the shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us to the underwriters are true;

•	there is no material adverse change in the financial markets; and

•	we deliver customary closing documents and legal opinions to the underwriters.

The underwriters are committed to purchase and pay for all of the shares of common sock being offered by this prospectus, if any such shares of common stock are purchased. However, the underwriters are not obligated to purchase or pay for the shares of common stock covered by the underwriters’ over-allotment option described below, unless and until they exercise this option.

The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel, or modify this offering and to reject orders in whole or in part.

Electronic Prospectus Delivery

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters. In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically. Stifel, Nicolaus & Company, Incorporated, as representative for the several underwriters may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. The representative will allocate shares of common stock to underwriters that may make Internet distributions on the same basis as other allocations. Other than this prospectus in electronic format, the information on any of these web sites and any other information contained on a web site maintained by an underwriter or syndicate member is not part of this prospectus.

Nasdaq Global Select Market Listing

The shares of our common stock have been approved for listing and will be eligible for trading on the Nasdaq Global Select Market under the symbol “IBKC”. Stifel, Nicolaus & Company, Incorporated, SunTrust Robinson Humphrey, Inc. and Sterne, Agee & Leach, Inc. have advised the Company that they presently intend to make a market in the shares of our common stock prior to and after the completion of the offering. No assurance can be made as to the liquidity of the shares of our common stock or that an active and liquid market will develop or, if developed, that the market will continue. The offering price and distributions rate have been determined by negotiations among our representatives and the underwriters, and the offering price of the shares of our common stock may not be indicative of the market price following the offering. The underwriters will have no obligation to make a market in the shares of our common stock, however, and may cease market-making activities, if commenced, at any time.

Over-Allotment Option

We have granted to the underwriters an over-allotment option, exercisable no later than 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 375,000 additional shares of our common stock at the public offering price, less the underwriting discount and commission set forth on the cover page of this prospectus supplement.

To the extent that the underwriters exercise their over-allotment option, the underwriters will become obligated, so long as the conditions of the underwriting agreement are satisfied, to purchase the additional shares of our common stock in proportion to their respective initial purchase amounts. We will be obligated to sell the shares of our common stock to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of our common stock offered by this prospectus supplement.

Commissions and Expenses

The underwriters propose to offer shares of our common stock directly to the public at $            per share and to certain dealers at such price less a concession not in excess of $            per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $            per share to other dealers. If all of the shares of our common stock are not sold at the public offering price, the representative of the underwriters may change the public offering price and the other selling terms.

The following table shows the per share and total underwriting discount that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

	Per Share	Total Without Option Exercised	Total With Option Exercised
Public offering price	$	$	$
Underwriting discount

We estimate that our share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $600,000.

Lock-Up Agreements

We, our executive officers and directors have agreed that for a period of 90 days from the date of this prospectus supplement, we will not, without the prior written consent of Stifel, Nicolaus & Company, Incorporated, as the representative on behalf of the underwriters, subject to certain exceptions, sell, offer to sell or otherwise dispose of or hedge any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock. Stifel, Nicolaus & Company, Incorporated in its sole discretion may release the securities subject to these lock-up agreements at any time without notice.

Indemnity

We have agreed to indemnify the underwriters and persons who control the underwriters against liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase shares of our common stock so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment transactions involve sales by the underwriters of shares of our common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares of our common stock over-allotted by the underwriters is not greater than the number of shares of our common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of our common stock involved is greater than the number of shares of our common stock in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares of our common stock in the open market.

•

Syndicate covering transactions involve purchases of shares of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares of our common stock to close out the short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared with the price at which they may purchase shares of our common stock through exercise of the over-allotment option. If the underwriters sell more shares of our common stock than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, that position can be closed out only by buying shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares of our common stock in the open market that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares of our common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the shares of our common stock or preventing or retarding a decline in the market price of the shares of our common stock. As a result, the price of the shares of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares of our common stock. These transactions may be effected on the Nasdaq Global Select Market in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Other Considerations

It is expected that delivery of the shares of our common stock will be made against payment therefore on or about the date specified on the cover page of this prospectus supplement. Under Rule 15c6-1 promulgated under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

SunTrust Bank, an affiliate of SunTrust Robinson Humphrey, Inc., is the sole lender under our existing subordinated term loan facility. SunTrust Bank has received and will continue to receive customary compensation in connection with the subordinated term loan facility.

Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and other financing and banking services to us, for which they have in the past received, and may in the future receive, customary fees and reimbursement for their expenses.

In compliance with FINRA guidelines, underwriting compensation to any person participating in the distribution may not exceed 8% of the amount offered in each offering under this prospectus supplement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s internet website found at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement and the accompanying prospectus . This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, DC, as well as through the SEC’s internet website.

We incorporated by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents, or information deemed to have been furnished and not filed in accordance with the SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2007, as amended;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•

Our Current Reports on Form 8-K dated January 4, 2008, (filed on January 8, 2008), January 21, 2008 (filed on January 24, 2008 and amended on March 20, 2008), January 29, 2008 (filed on January 30, 2008), March 7, 2008 (filed on March 7, 2008), March 28, 2008 (filed on April 3, 2008), April 9, 2008 (filed on April 9, 2008), April 22, 2008 (filed on April 23, 2008), April 29, 2008 (filed on May 1, 2008), May 9, 2008 (filed on May 12, 2008), June 5, 2008 (filed on June 5, 2008), July 22, 2008 (filed on July 22, 2008), August 18, 2008 (filed on August 21, 2008), November 17, 2008 (filed on November 21, 2008) and November 18, 2008 (filed on November 18, 2008); and

•

The description of our common stock, which is registered under Section 12 of the Exchange Act, contained in our registration statement on Form 8-A, filed on March 28, 1995, with the SEC under Section 12(g) of the Exchange Act.

Also incorporated by reference are additional documents that we may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering (other than information in such additional documents that is deemed, under SEC rules, to have been furnished and not to have been filed). These additional documents will be deemed to be incorporated by reference, and to be a part of, this prospectus from the date of their filing.

These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and, to the extent they are considered filed, Current Reports on Form 8-K. Information incorporated by reference from later filed documents supersedes information that is included in this prospectus or any applicable prospectus supplement or is incorporated by reference from earlier documents, to the extent that they are inconsistent.

AVAILABLE INFORMATION

Our filings with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments thereto, are available on our website as soon as reasonably practicable after the reports are filed with or furnished to the SEC. Copies can be obtained free of charge in the “Investor Relations” section of our website at www.iberiabank.com. Our SEC filings are also available through the SEC’s website at www.sec.gov. Copies of these filings are also available by writing to us at the following address:

IBERIABANK Corporation

P.O. Box 52747

Lafayette, Louisiana 70505-2747

LEGAL MATTERS

Certain legal matters with respect to the common stock offered under this prospectus will be passed upon by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP, Washington, DC. Certain legal matters in connection with the offering will be passed upon for the underwriters by DLA Piper LLP (US), Washington, DC.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, as amended, and the effectiveness of our internal control over financial reporting as of December 31, 2007, as set forth in their reports, which are incorporated by reference in this prospectus supplement, the accompanying prospectus and elsewhere in this registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Castaing, Hussey & Lolan, LLC, independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2006 and for the years ended December 31, 2006 and 2005, as set forth in their report, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007, as amended, which is incorporated by reference in this prospectus supplement, the accompanying prospectus and elsewhere in this registration statement. Our consolidated financial statements as of December 31, 2006, and for the years ended December 31, 2006 and 2005, are incorporated by reference in reliance on Castaing, Hussey & Lolan, LLC’s report, given on their authority as experts in accounting and auditing.

PROSPECTUS

Common Stock
Serial Preferred Stock
Depositary Shares
Rights
Warrants
Units

The securities listed above may be offered and sold by us and/or by one or more selling security holders to be identified in the future. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any shares of securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Before investing, you should carefully read this prospectus and any related prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market under the ticker symbol “IBKC.”

You should refer to the risk factors included in our periodic reports, the applicable prospectus supplement and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities. See “Risk Factors” on page 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities are not savings accounts, deposits or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any governmental agency.

The date of this prospectus is November 18, 2008.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration or delayed offering process. By using a shelf registration statement, we may, from time to time, sell any or all of these securities or any combination of rights, units, warrants, preferred stock, depositary shares and common stock, in one or more offerings. The preferred stock, warrants, and rights may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of us or debt or equity securities of one or more other entities.

This prospectus provides you with a general description of the securities we may offer. Each time we offer and sell any of these securities we will provide a prospectus supplement that contains specific information about the terms of that offering. The supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and each prospectus supplement, you should rely on the information in that prospectus supplement. Before purchasing any of our securities, you should carefully read both this prospectus and each applicable prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement may be read at the United States Securities and Exchange Commission’s internet website at http://www.sec.gov or at its office mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell our securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and have incorporated by reference, is accurate as of the date of the front cover of this prospectus only. Our business, financial condition, results of operations, and prospects may have changed since that date.

In this prospectus, the terms “we,” “us,” and “our” refer to IBERIABANK Corporation and our subsidiaries.

RISK FACTORS

An investment in our securities involves risk. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Securities Exchange Act of 1934, as amended. You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein or therein. Additional risks and uncertainties not known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s internet website found at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus and any prospectus supplement. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, DC, as well as through the SEC’s internet website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (file no. 000-25756). This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this prospectus is considered to be part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or the applicable prospectus supplement or incorporated by reference in this prospectus. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporated by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents, or information deemed to have been furnished and not filed in accordance with the SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2007, as amended;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•

Our Current Reports on Form 8-K dated January 4, 2008, (filed on January 8, 2008), January 21, 2008 (filed on January 24, 2008 and amended on March 20, 2008), January 29, 2008 (filed on January 30, 2008), March 7, 2008 (filed on March 7, 2008), March 28, 2008 (filed on April 3, 2008), April 9, 2008 (filed on April 9, 2008), April 22, 2008 (filed on April 23, 2008), April 29, 2008 (filed on May 1, 2008), May 9, 2008 (filed on May 12, 2008), June 5, 2008 (filed on June 5, 2008), July 22, 2008 (filed on July 22, 2008), and August 18, 2008 (filed on August 21, 2008);

•

The description of our common stock, which is registered under Section 12 of the Exchange Act, contained in our registration statement on Form 8-A, filed on March 28, 1995, with the SEC under Section 12(g) of the Exchange Act.

Also incorporated by reference are additional documents that we may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering (other than information in such additional documents that is deemed, under SEC rules, to have been furnished and not to have been filed). These additional documents will be deemed to be incorporated by reference, and to be a part of, this prospectus from the date of their filing. These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and, to the extent they are considered filed, Current Reports on Form 8-K. Information incorporated by reference from later filed documents supersedes information that is included in this prospectus or any applicable prospectus supplement or is incorporated by reference from earlier documents, to the extent that they are inconsistent.

You can obtain any of the documents incorporated by reference from us, the SEC, or the SEC’s internet web site as described above. See “Where You Can Find More Information.” Documents incorporated by reference, including any exhibits specifically incorporated by reference therein, are available from us without charge. You may obtain copies of documents incorporated by reference without charge by requesting them in writing or by telephone from:

IBERIABANK Corporation

200 West Congress Street

Lafayette, LA 70501

Attention: George J. Becker III, Secretary

(337) 521-4003

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus, the documents incorporated by reference into it, and any prospectus supplements that are subject to risks and uncertainties. We intend these statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements often are identifiable by the use of the words “estimate,” “goal,” “assess,” “project,” “pro forma,” “believe,” “intend,” “plan,” “anticipate,” “expect,” “target,” “objective,” “assumption,” and similar words.

These forward-looking statements include:

•	statements of our goals, intentions, and expectations;

•	estimates of risks and of future costs and benefits;

•	expectations regarding our future financial performance;

•	assessments of loan quality, probable loan losses, and the amount and timing of loan payoffs;

•	assessments of liquidity, off-balance sheet risk, and interest rate risk; and

•	statements of our ability to achieve financial and other goals.

These forward-looking statements are subject to significant uncertainties because they are based upon: the amount and timing of future changes in interest rates, market behavior, and other economic conditions; future laws, regulations and accounting principles; and a variety of other matters. These other matters include, among other things, the direct and indirect effects of the recent subprime, consumer lending and credit market issues on interest rates, credit quality, loan demand, liquidity, and monetary and supervisory policies of banking regulators. Because of these uncertainties, actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past growth and performance do not necessarily indicate our future results. For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in forward-looking statements, please read the “Risk Factors” sections contained in our reports to the SEC.

The cautionary statements in this prospectus, any accompanying prospectus supplement, and any documents incorporated by reference also identify important factors and possible events that involve risk and uncertainties that could cause our actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made. We do not intend, and undertake no obligation, to update or revise any forward-looking statements contained in this prospectus or any prospectus supplement, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements, except as required by law.

OUR COMPANY

IBERIABANK Corporation

IBERIABANK

Pulaski Bank and Trust Company

IBERIABANK Corporation, a Louisiana corporation, is a multi-bank financial holding company with 150 combined offices, including 87 bank branch offices in Louisiana, Arkansas and Tennessee, 30 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 36 locations in eight states. As of September 30, 2008, we had consolidated assets of $5.4 billion, total deposits of $3.9 billion and shareholders’ equity of $518.5 million.

Our principal executive office is located at 200 West Congress Street, Lafayette, Louisiana, and its telephone number at that office is (337) 521-4003. Our internet website is located at http://www.iberiabank.com.

Subsidiaries

IBERIABANK Corporation is the holding company for IBERIABANK, a Louisiana banking corporation headquartered in Lafayette, Louisiana; Pulaski Bank and Trust Company, a federal savings bank headquartered in Little Rock, Arkansas, and Lenders Title Company, an Arkansas-chartered title insurance and closing services agency headquartered in Little Rock, Arkansas.

IBERIABANK has four active, wholly-owned non-bank subsidiaries, Iberia Financial Services, LLC; IBERIABANK Insurance Services; IBERIABANK Asset Management, Inc.; and Acadiana Holdings, LLC. Iberia Financial Services manages the brokerage services offered by IBERIABANK. At September 30, 2008, IBERIABANK’s equity investment in Iberia Financial Services was $1.8 million, and Iberia Financial Services had total assets of $2.3 million. IBERIABANK Insurance Services is a licensed insurance agency and facilitates the receipt of insurance commissions from the sale of variable annuities, life, health, dental and accident insurance products. At September 30, 2008, IBERIABANK’s equity investment in IBERIABANK Insurance Services was $0.1 million, and IBERIABANK Insurance Services had total assets of $0.2 million. Acadiana Holdings owns and operates a commercial office building that also serves as IBERIABANK Corporation’s headquarters and IBERIABANK’s main office. At September 30, 2008, IBERIABANK’s equity investment in Acadiana Holdings was $9.8 million, and Acadiana Holdings had total assets of $10.8 million. IBERIABANK Asset Management provides wealth management services to high net worth individuals, pension funds, corporations and trusts. IBERIABANK’s equity investment in IBERIABANK Asset Management was $0.7 million at September 30, 2008.

Pulaski Bank has two active, wholly-owned non-bank subsidiaries, Pulaski Mortgage Company and P.F. Services, Inc. Pulaski Mortgage offers one-to-four family residential mortgage loans in Louisiana, Arkansas, Tennessee, Mississippi, Oklahoma, and Texas, and as Bankers Home Lending (a division of Pulaski Mortgage) in Missouri and Illinois. At September 30, 2008, Pulaski Bank’s equity investment in Pulaski Mortgage was $23.3 million, and Pulaski Mortgage had total assets of $68.3 million. P.F. Services, Inc. owns an office building which it plans to divest. Pulaski Bank’s equity investment in P.F. Services, inc. was $0.3 million, and P.F. Services, Inc. had total assets of $0.3 million at September 30, 2008.

Lenders Title provides a full line of title insurance and loan closing services for both residential and commercial customers in locations throughout Arkansas. Lenders Title has two active, wholly-owned subsidiaries, Asset Exchange, Inc. and United Title of Louisiana, Inc. Asset Exchange, Inc. provides qualified intermediary services to facilitate Internal Revenue Code Section 1031 tax deferred exchanges. At September 30, 2008, Lenders Title’s equity investment in Asset Exchange, Inc. was $0.2 million, and Asset Exchange, Inc. had total assets of $0.3 million. United Title provides a full line of title insurance and loan closing services for both residential and commercial customers in locations throughout Louisiana. At September 30, 2008, Lenders Title’s equity investment in United Title was $0.7 million, and United Title had total assets of $6.3 million.

USE OF PROCEEDS

We intend to use the net proceeds from sales of our securities as set forth in the applicable prospectus supplement or pricing supplement relating to a specific issuance of securities. Our general corporate purposes may include:

•	financing possible acquisitions of failed institutions from the Federal Deposit Insurance Corporation;

•	financing possible acquisitions of other financial institutions in negotiated transactions;

•	financing acquisitions of branches from other financial institutions in negotiated transactions;

•	financing acquisitions of other businesses that are related to banking, or diversification into other banking-related businesses;

•	extending credit to, or funding investments in, our subsidiaries;

•

repurchasing our outstanding capital stock, including, if issued and when authorized, shares which may be sold to the United States Department of the Treasury under the TARP Capital Purchase Program (see “TARP Capital Purchase Program”); and

•	repaying, reducing or refinancing indebtedness.

The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, our subsidiaries’ funding requirements, the availability of other funds and other factors. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies, to fund our subsidiaries, to finance acquisitions or otherwise. We intend to use the net proceeds from sales of the securities in the manner and for the purpose set forth in the applicable prospectus supplement.

TARP CAPITAL PURCHASE PROGRAM

The Emergency Economic Stabilization Act of 2008 authorized the U.S. Treasury Department to take actions to restore stability and liquidity to the financial system in the U.S. One action taken was establishment of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program, under which qualified financial institutions may issue senior preferred stock with warrants to the Treasury Department in the form of capital in an amount of between 1% and 3% of risk weighted assets.

We submitted an application to the Treasury Department for potential TARP participation up to an amount totaling $115 million, or approximately 3% of our total risk weighted assets. On November 18, 2008, we announced that our application had been approved on a preliminary basis for the total amount requested. If we elect to participate in TARP, the transaction would be expected to be completed by mid-December 2008. We continue to weigh the merits and costs associated with this program.

If we participate in this program, under current Treasury guidelines we would agree to:

•	Issue shares of preferred stock to the Treasury Department under the terms and conditions of the TARP Program; and

•

Issue warrants to the Treasury Department to purchase shares of our common stock. The market price of the common stock would be determined based upon a trailing average of market prices at the time of issuance.

The preferred stock would be expected to qualify as Tier 1 capital and to pay dividends at a rate of 5% per annum for the first five years, and 9% thereafter. The preferred stock would be non-voting, other than class voting rights on certain matters that could adversely affect the shares. The preferred stock could be redeemed by us at par after three years. Prior to that time, the preferred stock may only be redeemed by us with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred stock or common stock, or a combination of both, for cash. Until the third anniversary of the issuance, or such earlier time as the preferred stock has been redeemed or transferred by the Treasury Department, we will not, without Treasury’s consent, be able to increase the dividend rate per share of our common stock or repurchase our common stock.

The warrants are expected to be immediately exercisable, have a 10-year term and have an exercise price, subject to anti-dilution adjustments, equal to the market price of our common stock at the time of issuance, calculated on a 20-day trailing average. The Treasury Department will agree not to exercise voting power with respect to any shares of common stock issued upon exercise of the warrants. If we receive aggregate gross cash proceeds of not less than the purchase price of the preferred stock from one or more qualifying equity offerings of Tier 1 perpetual preferred stock or common stock on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by Treasury will be reduced by 50% of the original number of shares, taking into account all adjustments, underlying the warrants.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the five fiscal years ended December 31, 2007 and each of the nine-month periods ended September 30, 2008 and 2007 are as follows:

	Nine Months Ended September 30,				Year Ended December 31,
	2008		2007		2007		2006		2005		2004		2003
Ratio of earnings to fixed charges:
Including interest on deposits	1.46	x	1.44	x	1.42	x	1.67	x	1.58	x	2.14	x	2.17	x
Excluding interest on deposits	2.97	x	2.81	x	2.7	x	4.17	x	3.12	x	4.84	x	5.31	x

For purposes of calculating the ratio of earnings to fixed charges, earnings are the sum of:

•	income before taxes; and

•	fixed charges.

For purposes of calculating the ratio of earnings to fixed charges, fixed charges are the sum of:

•	interest and debt expenses, including interest on deposits, and, in the second alternative shown above, excluding interest on deposits; and

•	that portion of net rental expense deemed to be the equivalent to interest on long-term debt.

We had no shares of preferred stock outstanding in any of the periods shown.

DESCRIPTION OF IBERIABANK CORPORATION CAPITAL STOCK

In this section, we describe the material features and rights of IBERIABANK Corporation capital stock. This summary is qualified in its entirety by reference to applicable Louisiana law and IBERIABANK Corporation’s articles of incorporation and bylaws. See “Where You Can Find More Information” on page 1.

General

IBERIABANK Corporation is authorized to issue 25,000,000 shares of common stock, having a par value of $1.00 per share, and 5,000,000 shares of serial preferred stock, having a par value of $1.00 per share, none of which preferred stock is issued or outstanding. Each share of IBERIABANK Corporation common stock has the same relative rights as, and is identical in all respects to, each other share of IBERIABANK common stock.

As of October 31, 2008, there were 12,977,883 shares of common stock of IBERIABANK Corporation outstanding, 1,821,876 shares of common stock of IBERIABANK Corporation were held in treasury and 390,163 shares of common stock of IBERIABANK Corporation were reserved for issuance pursuant to IBERIABANK Corporation’s employee benefit and stock option plans.

Common Stock

Dividends. Subject to certain regulatory restrictions, IBERIABANK Corporation can pay dividends from funds legally available if, as and when declared by its board of directors. Funds for IBERIABANK Corporation dividends are generally provided through dividends from IBERIABANK and Pulaski Bank and Trust Company. Payments of dividends by IBERIABANK and Pulaski Bank are subject to limitations that are imposed by law and applicable regulations. The holders of common stock of IBERIABANK Corporation are entitled to receive and share equally in such dividends as may be declared by the board of directors of IBERIABANK Corporation out of funds legally available therefore. If IBERIABANK Corporation issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of IBERIABANK Corporation possess exclusive voting rights in IBERIABANK Corporation. They elect the IBERIABANK Corporation board of directors and act on such other matters as are required to be presented to them under Louisiana law or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If IBERIABANK Corporation were to issue preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of IBERIABANK and/or Pulaski Bank, IBERIABANK Corporation, as holder of the subsidiaries’ capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of IBERIABANK and Pulaski Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to eligible account holders of Pulaski Bank, all assets of IBERIABANK and Pulaski Bank available for distribution. In the event of liquidation, dissolution or winding up of IBERIABANK Corporation, the holders of its common stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of IBERIABANK Corporation available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the IBERIABANK Corporation common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of IBERIABANK Corporation common stock are not entitled to preemptive rights with respect to any shares that may be issued. The IBERIABANK Corporation common stock is not subject to redemption.

Preferred Stock

Shares of IBERIABANK Corporation preferred stock may be issued with such designations, powers, preferences and rights as the IBERIABANK Corporation board of directors may from time to time determine. The IBERIABANK Corporation board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

The terms of any particular series of preferred stock will be described in the prospectus supplement relating to that particular series of preferred stock.

RIGHTS OF IBERIABANK CORPORATION SHAREHOLDERS

IBERIABANK Corporation, is a Louisiana corporation governed by the Louisiana Business Corporation Law and IBERIABANK Corporation’s articles of incorporation and bylaws. The following discussion is necessarily general; it is not intended to be a complete statement of all the rights of IBERIABANK Corporation shareholders, and it is qualified in its entirety by reference to the Louisiana Business Corporation Law and the Delaware General Corporation Law, as well as to IBERIABANK Corporation’s articles of incorporation and bylaws.

Authorized Capital Stock

IBERIABANK Corporation’s articles of incorporation authorize the issuance of 25,000,000 shares of common stock, par value $1.00 per share, of which 12,977,883 shares were issued outstanding as of October 31, 2008, and 5,000,000 shares of preferred stock, par value $1.00 per share, of which none are issued or outstanding. Holders of IBERIABANK Corporation common stock are entitled to one vote per share for all purposes. They are entitled to such dividends, if any, as may be declared by the board of directors in compliance with the provisions of the Louisiana Business Corporation Law and the regulations of the appropriate regulatory authorities and to receive the net assets of the corporation upon dissolution. IBERIABANK Corporation shareholders do not have any preemptive rights with respect to any conversion, redemption or sinking fund provision. IBERIABANK Corporation shareholders do not have cumulative voting rights in the election of directors.

IBERIABANK Corporation’s board of directors may authorize the issuance of authorized but unissued shares of IBERIABANK Corporation’s common stock without shareholder approval, unless such approval is required in a particular case by applicable laws or regulations.

The authorized but unissued shares of IBERIABANK Corporation common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. These shares could be used to dilute the stock ownership of persons seeking to obtain control of IBERIABANK Corporation. In addition, the sale of a substantial number of shares of IBERIABANK Corporation common stock to persons who have an understanding with IBERIABANK Corporation concerning the voting of such shares, or the distribution or declaration of a common stock dividend to IBERIABANK Corporation shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of IBERIABANK Corporation.

Amendment of Articles of Incorporation and Bylaws

No amendment to the articles of incorporation of IBERIABANK Corporation will be made unless it is first approved by a majority of the board of directors and thereafter by the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of any preferred stock, if then issued and outstanding, as may be required by the provisions thereof. The affirmative vote of the holders of at least 75% of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of any preferred stock, if then issued and outstanding, as may be required by the provisions thereof, is required to amend charter provisions relating to the number, nomination, election and removal of directors; preemptive rights; personal liability, indemnification, advancement of expenses and other rights of officers, directors, employees and agents; meetings of shareholders and shareholder proposals; and amendment of the articles and bylaws.

The articles of incorporation of IBERIABANK Corporation provide that the board of directors or shareholders may amend the bylaws. Action by the board requires the affirmative vote of a majority of the directors then in office. Action by the shareholders requires the affirmative vote of a majority of the shares, as well as any additional vote of preferred stock if then issued and outstanding; provided that the affirmative vote of 75% of the shares is required to amend bylaws relating to meetings of the board of directors.

Directors and Absence of Cumulative Voting

IBERIABANK Corporation’s articles of incorporation provide that the number of directors shall be as specified in the bylaws. Currently, the bylaws specify 11 members. Directors are divided into three classes as nearly equal in number as possible, with each class elected to a staggered three-year term. The directors do not need to be shareholders of IBERIABANK Corporation.

There is no cumulative voting on directors. With cumulative voting, a shareholder has the right to cast a number of votes equal to the total number of such holder’s shares multiplied by the number of directors to be elected. The shareholder has the right to cast all of such holder’s votes in favor of one candidate or to distribute such holder’s votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all shareholders. With cumulative voting, it may be possible for minority shareholders to obtain representation on the board of directors. Without cumulative voting, the holders of more than 50% of the shares of IBERIABANK Corporation common stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining common stock effectively may not be able to elect any person to the board of directors. The absence of cumulative voting, therefore, could make it more difficult for a shareholder who acquires less than a majority of the shares of common stock to obtain representation on IBERIABANK Corporation’s board of directors.

The provisions regarding election of IBERIABANK Corporation directors are designed to protect the ability of the board of directors to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the company by making it more difficult and time-consuming to change majority control of the board, even if holders of a majority of the capital stock believes that a change in the composition of the board is desirable. The general effect of these provisions will be to require at least two (and possibly three) annual shareholders’ meetings, instead of one, to change control of the board. These requirements are intended to help ensure continuity and stability of management and policies and facilitate long-range planning.

The bylaws of IBERIABANK Corporation provide generally that vacancies on the board of directors (including any vacancy resulting from an increase in the authorized number of directors, or from the failure of the shareholders to elect the full number of authorized directors) may be filled by the affirmative vote of a majority of the remaining directors for an unexpired term; provided that the shareholders will have the right at any special meeting called for that purpose prior to an action by the board of directors to fill the vacancy.

Removal of Directors

IBERIABANK Corporation’s articles of incorporation provide that any director may be removed without cause upon the affirmative vote of the holders of not less than 75% of the outstanding shares of IBERIABANK Corporation entitled to vote and may be removed with cause upon the affirmative vote of not less than a majority of the outstanding shares entitled to vote. Cause for removal shall exist only if the director has been either declared incompetent by court order, convicted of a felony or an offense punishable by imprisonment for a term of more than one year, or deemed liable for gross negligence or misconduct in the performance of the director’s duties.

Limitations on Director Liability

IBERIABANK Corporation’s articles of incorporation provide that a director or officer of the company will not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director’s or officer’s liability for monetary damages may not be limited. This provision does not eliminate or limit the liability of the company’s directors and officers for (a) any breach of the director’s or officer’s duty of loyalty to the company or its shareholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any unlawful dividend, stock repurchase or other distribution, payment or return of assets to shareholders, or (d) any transaction from which the director or officer derived an improper personal benefit. This provision may preclude shareholder derivative actions and may be construed to preclude other third-party claims against the directors and officers.

Indemnification

The Louisiana Business Corporation Law provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if:

•	the director or officer acted in good faith;

•	the director or officer reasonably believed such conduct was in, or not opposed to, the corporation’s best interest; and

•	in connection with any criminal action or proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful.

However, the Louisiana Business Corporation Law provides that directors or officers may not be indemnified if they are held liable for willful or intentional misconduct in the performance of their duties to the corporation, unless a court determines that the director is entitled to indemnity for expenses which the court deems proper.

The Louisiana Business Corporation Law also permits a Louisiana corporation, in its articles of incorporation, to limit the personal liability of its directors and officers in actions brought on behalf of the corporation or its shareholders for monetary damages, with certain exceptions, as a result of a director’s or officer’s acts or omissions while acting in a capacity as a director or officer.

IBERIABANK Corporation’s articles of incorporation provide that the company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the company, whether civil, criminal administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification is furnished to the full extent provided by law against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The indemnification provisions also permit the company to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by the board of directors, provided that the indemnified person undertakes to repay the company if it is ultimately determined that such person was not entitled to indemnification.

The rights of indemnification provided in the articles of incorporation are not exclusive of any other rights which may be available under the bylaws, any insurance or other agreement, by vote of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, the articles of incorporation authorize the company to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the company, whether or not the company would have the power to provide indemnification to such person. By action of the board of directors, the company may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in the provisions in the articles of incorporation and bylaws regarding indemnification. These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable the company to attract and retain the best personnel available.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling IBERIABANK Corporation pursuant to the foregoing provisions, IBERIABANK Corporation has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Special Meetings of Shareholders

Special meetings of the shareholders may be called only by the board of directors, chairman of the board, president or holders of at least 50% of the shares entitled to vote.

Consent of Shareholders

Under Louisiana law, the consent in writing of shareholders to authorize corporate action, signed by all of the shareholders having voting power on the particular question, is sufficient for the purpose, without necessity for a meeting of shareholders.

Shareholder Nominations

IBERIABANK Corporation’s articles of incorporation establish advance notice requirements for shareholder proposals and the nomination (other than by or at the direction of IBERIABANK Corporation’s board of directors or one of its committees) of candidates for election as directors. A shareholder of IBERIABANK Corporation wishing to nominate a person as a candidate for election to the board of directors must submit the nomination in writing at least 60 days before the one year anniversary of the most recent annual meeting of shareholders, together with (a) as to each person the shareholder proposes to nominate, and as to the shareholder submitting the notice, (i) their names, ages, business and residence addresses, (ii) principal occupation or employment, (iii) stockholdings, and (iv) other information required by Securities and Exchange Commission proxy rules; and (b) to the extent known, (i) the name and address of other shareholders supporting the nominee(s), and (ii) their stockholdings. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order. In addition, a shareholder intending to make a proposal for consideration at a regularly scheduled annual meeting that is not intended to be included in the proxy statement for the meeting must notify IBERIABANK Corporation in writing at least 60 days before the one year anniversary of the most recent annual meeting of the shareholder’s intention. The notice must contain: (a) a brief description of the proposal, (b) the name, address and stockholdings of the shareholder submitting the proposal and other shareholders supporting the proposal, and (c) any financial interest of the shareholder in the proposal.

In accordance with SEC Rule 14a-8 under the Securities Exchange Act of 1934, shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by IBERIABANK Corporation at least 120 days before the anniversary of the date that previous year’s proxy statement was first mailed to shareholder. As provided in SEC rules, if the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before IBERIABANK Corporation begins to mail its proxy materials.

The procedures regarding shareholder nominations provide IBERIABANK Corporation’s board of directors with sufficient time and information to evaluate a shareholder nominee to the board and other relevant information, such as existing shareholder support for the nominee. The procedures, however, provide incumbent directors advance notice of a dissident slate of nominees for directors, and make it easier for the board to solicit proxies resisting shareholder nominees. This may make it easier for incumbent directors to retain their status as directors, even when certain shareholders view the shareholder nominations as in the best interests of IBERIABANK Corporation or its shareholders.

Business Combinations and Control Share Acquisitions

The Louisiana Fair Price Statute is intended to deter the use of “two-tier” tender offers in which a hostile acquirer obtains a controlling interest in a Louisiana corporation at a premium price and subsequently seeks to “squeeze out” the remaining shareholders at a lower price or for a less attractive form of consideration. Under the statue, a merger or certain other “business combinations” involving a beneficial owner of 10% or more of the corporation’s outstanding shares (an “Interested Shareholder”) must be recommended by the board of directors and approved by both (i) 80% of the corporation’s total voting power and (ii) two-thirds of the corporation’s total voting power, excluding the shares held by the Interested Shareholder. These approval requirements do not apply if (i) the business combination is approved by the board of directors before the Interested Shareholder first obtains such status or (ii) the business combination satisfies certain minimum price, form of consideration and procedural requirements.

The Louisiana Business Corporation Law also sets forth certain procedures applicable to control share acquisitions with respect to Louisiana corporations. These provisions generally remove the voting rights of shares acquired by a shareholder whose ownership reaches certain stock ownership thresholds unless the remaining shareholders reinstate such voting rights.

A Louisiana corporation may elect to opt out of the business combination and control share acquisition provisions referenced above by providing in its articles of incorporation that the provisions shall not apply to the corporation. Because the articles of incorporation of IBERIABANK Corporation do not expressly opt out of these provisions, the business combination and control share acquisition provisions apply to IBERIABANK Corporation.

Dissenters’ Rights

The Louisiana Business Corporation Law provides that if a Louisiana corporation, by vote of its shareholders, authorizes a sale, lease or exchange of all of its assets, or, by vote of its shareholders, becomes a party to a merger or consolidation, then, unless such authorization or action shall be given or approved by at least 80% of the total voting power, a shareholder who votes against the corporate action has the right to dissent. The right to dissent, however, generally does not exist in the case of: a sale pursuant to an order of a court; a sale for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders within one year after the date of the sale; or shareholders holding shares of any class of stock which, at the record date, were listed on a national securities exchange, or were designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, unless the articles of the corporation provide otherwise or, except in the case of shareholders of a corporation surviving the merger or consolidation in which each share of such corporation outstanding immediately prior to the effective date of the merger or consolidation is an identical outstanding or treasury share of such corporation after the effective date of the merger or consolidation, the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

Shareholders’ Rights to Examine Books and Records

Pursuant to the Louisiana Business Corporation Law, upon written notice of a demand to inspect corporate records, a person or group of persons that has been a shareholder or shareholders of record of at least 5% of the outstanding shares of any class for at least six months (individually or jointly) is entitled to inspect records and accounts at any reasonable time and for any proper and reasonable purpose. If IBERIABANK Corporation refuses to permit the inspection, the shareholder may file a civil action requesting a court order to permit inspection. The court will grant the order if it finds the shareholder qualified and is requesting the records for a proper and reasonable purpose.

Dividends

Pursuant to the Louisiana Business Corporation Law, a board of directors may from time to time make distributions to its shareholders out of the surplus of the corporation, or, if no surplus is available, out of the corporation’s net profits for the current or preceding fiscal year, or both. No dividend may be paid out of surplus if: (i) the corporation is insolvent or would thereby be made insolvent; or (ii) when the declaration or payment thereof would be contrary to any restrictions contained in the articles of incorporation. No dividend may be paid out of profits if: (i) the liabilities of the corporation exceed its assets, or the net assets are less than the aggregate amount payable on liquidation upon any shares which have a preferential right to participate in the assets upon liquidation; or (ii) the assets would be reduced below the liabilities, or the net assets would be reduced below the aggregate amount payable on liquidation upon issued shares which have a preferential participation right on liquidation; (iii) the corporation would be unable to pay its obligations to creditors as they become due in the ordinary course of business; (iv) the highest liquidation preferences of shares entitled to such preference over the shares receiving the dividend would exceed the corporation’s net assets; or (v) the payment of the dividend would be contrary to any provision of the corporation’s articles of incorporation. Substantially all of the funds available for the payment of dividends by IBERIABANK Corporation are also derived from its subsidiary depository institutions, and there are various statutory and regulatory limitations on the ability of such subsidiaries to pay dividends to IBERIABANK Corporation.

DESCRIPTION OF OTHER SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of our depositary shares, rights, warrants, and units that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the accompanying prospectus supplement and other offering material. The accompanying prospectus supplement may add, update, or change the terms and conditions of the securities as described in this prospectus.

Depositary Shares

In this section, we describe the general terms and provisions of the depositary shares that we may offer. This summary does not purport to be exhaustive and is qualified in its entirety by reference to the relevant deposit agreement and depositary receipts with respect to any particular series of depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We may offer depositary shares representing receipts for fractional interests in serial preferred stock in the form of depositary shares. Each depositary share would represent a fractional interest in serial preferred stock and would be represented by a depositary receipt.

The serial preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States, which we refer to in this prospectus as the “depositary.” We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to the applicable fraction of a share of serial preferred stock represented by the depositary share, including any dividend, voting, redemption, conversion, and liquidation rights. If necessary, the prospectus supplement will provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the series of depositary shares offered by that prospectus supplement.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in the serial preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depository receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

The description in the applicable prospectus supplement and other offering material of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of the applicable depositary agreement if we offer depositary shares, see “Incorporation of Certain Information by Reference” and “Where You can Find More Information.” We urge you to read the applicable depositary agreement, the applicable prospectus supplement and any other offering material in their entirety.

Rights

In this section, we describe the general terms and provisions of the rights to securities that we may offer to our shareholders. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our shareholders, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other person would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights we offer will include specific terms relating to the offering, including, among others, the date of determining the shareholders entitled to the rights distribution, the aggregate number of rights issued and the aggregate amount of securities purchasable upon exercise of the rights, the exercise price, the conditions to completion of the offering, the date on which the right to exercise the rights will commence and the date on which the right will expire, and any applicable U.S. Federal income tax considerations. To the extent that any particular terms of the rights, rights agent agreements, or rights certificates described in a prospectus supplement differ from any of the terms described here, then the terms described here will be deemed to have been superseded by that prospectus supplement.

Each right would entitle the holder of the rights to purchase for cash the principal amount of securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights would become void and of no further force or effect.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

The description in the applicable prospectus supplement and other offering material of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights agent agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of the applicable rights agent agreement if we offer rights, see “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” We urge you to read the applicable rights agent agreement and the applicable prospectus supplement and any other offering material in their entirety.

Warrants

We may issue warrants from time to time in one or more series for the purchase of our common stock or preferred stock or any combination of those securities. Warrants may be issued independently or together with any shares of common stock or shares of preferred stock or offered by any prospectus supplement and may be attached to or separate from common stock or preferred stock. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent, or any other bank or trust company specified in the related prospectus supplement relating to the particular issue of warrants. The warrant agent will act as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The specific terms of a series of warrants will be described in the applicable prospectus supplement relating to that series of warrants along with any general provisions applicable to that series of warrants.

The following is a general description of the warrants we may issue. The applicable prospectus supplement will describe the specific terms of any issuance of warrants. The terms of any warrants we offer may differ from the terms described in this prospectus. As a result, we will describe in the prospectus supplement the specific terms of the particular series of warrants offered by that prospectus supplement. Accordingly, for a description of the terms of a particular series of warrants, you should carefully read this prospectus, the applicable prospectus supplement, and the applicable warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms. If warrants are offered by us, the prospectus supplement will describe the terms of the warrants, including the following if applicable to the particular offering:

•	the title of the warrants;

•	the total number of warrants;

•	the number of shares of common stock purchasable upon exercise of the warrants to purchase common stock and the price at which such shares of common stock may be purchased upon exercise;

•	the designation and terms of the preferred stock with which the warrants are issued and the number of warrants issued with each share of preferred stock;

•	the date on and after which the warrants and the related common stock or preferred stock will be separately transferable;

•	if applicable, the date on which the right to exercise the warrants will commence and the date on which this right will expire;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	a discussion of federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

•	any other terms of the warrants including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants may be exchanged for new warrants of different denominations, may be presented for registration of transfer, and may be exercised at the office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of shares of common stock or shares of preferred stock purchasable upon exercise, including the right to receive payments of dividends, if any, on the shares common stock or preferred stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Warrants. Each warrant will entitle the holder to purchase a number of shares of common stock or shares of preferred stock at an exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to those warrants. Warrants may be exercised at the times set forth in the prospectus supplement relating to the warrants. After the close of business on the expiration date (or any later date to which the expiration date may be extended by us), unexercised warrants will become void. Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, warrants may be exercised by delivery to the warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase shares of commons tock or shares of preferred stock purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised properly completed and duly executed at the office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the shares of common stock or shares of preferred stock purchasable upon such exercise. If fewer than all of the warrants represented by that certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

The description in the applicable prospectus supplement and other offering material of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of the applicable warrant agreement if we offer warrants, see “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and the applicable prospectus supplement and any other offering material in their entirety.

Units

In this section, we describe the general terms and provisions of the units that we may offer. We may issue units comprising one or more of the securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

The applicable prospectus supplement relating to the units we may offer will include specific terms relating to the offering, including, among others: the designation and terms of the units and of the securities comprising the units, and whether and under what circumstances those securities may be held or transferred separately; any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising those units; and whether the units will be issued in fully registered or global form.

The description in the applicable prospectus supplement and other offering material of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit certificate, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit certificate if we offer units, see “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” We urge you to read the applicable unit certificate and the applicable prospectus supplement and any other offering material in their entirety.

PLAN OF DISTRIBUTION

The following sets forth a general summary of the plan of distribution for securities we may offer. The applicable prospectus supplement may update and supersede this summary.

We or any selling security holders identified in the applicable prospectus supplement may sell our securities in any of three ways (or in any combination):

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. We will set forth the terms of the offering of securities in a prospectus supplement, including;

•	the name or names of any underwriters, dealers, or agents and the type and amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any delayed delivery arrangements.

The offer and sale of the securities described in this prospectus by us, the underwriters, or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Any public offering price and any discounts or concessions to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the applicable prospectus supplement, we may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwrites may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates in connection with those derivatives, then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to the securities offered from time to time under this prospectus will be passed upon by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP, Washington, DC. If legal matters are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2007, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in this registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Castaing, Hussey & Lolan, LLC, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, with respect to our consolidated financial statements as of December 31, 2006, and for the years ended December 31, 2006 and 2005, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Our consolidated financial statements as of December 31, 2006, and for the years ended December 31, 2006 and 2005, are incorporated by reference in reliance on Castaing, Hussey & Lolan, LLC’s report, given on their authority as experts in accounting and auditing.

2,500,000 Shares

Common stock

PROSPECTUS SUPPLEMENT

Stifel Nicolaus

SunTrust Robinson Humphrey

Sterne Agee

                    , 2008